Exhibit 99

Dollar General Corporation Reports
Second Quarter 2008 Financial Results

Same Store Sales Increased 10.1%;
 Gross Margin Expanded 250 Basis Points to 29.1%;
 SG&A as a Percentage of Sales Decreased 111 Basis Points versus Year Ago Period;
 Achieved Net Income of $27.7 Million;
 Adjusted EBITDA Increased 55% versus Year Ago Period

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dollar General Corporation today announced financial results for the second quarter and 26 weeks ended August 1, 2008.

Sales for the quarter increased 11.2 percent to $2.61 billion compared to $2.35 billion in the second quarter of fiscal 2007. Same store sales increased 10.1 percent with customer traffic and average transaction amount contributing significantly to the sales increase.

The second quarter gross profit rate increased by 250 basis points from last year, to 29.1 percent, driven by improvements in shrink, lower markdowns and improved distribution logistics efficiencies, which more than offset increased fuel costs and a LIFO charge of $16.0 million in the 2008 quarter. Selling, general and administrative expense (“SG&A”), as a percentage of sales, decreased 111 basis points from the 2007 quarter. Excluding certain expenses from each year related to strategic initiatives and the change in ownership of the Company, as listed in the accompanying table, SG&A as a percentage of sales decreased 47 basis points, driven by sales leverage and lower depreciation, advertising, workers’ compensation and employee benefits expense, partially offset by higher incentive compensation expense associated with 2008 financial performance.

For the second quarter, the Company reported net income of $27.7 million compared with a net loss of $68.8 million for the combined Predecessor and Successor periods in the 2007 second quarter. EBITDA (earnings before interest, income taxes, depreciation and amortization) increased to $200.1 million in the 2008 second quarter from $5.8 million in the 2007 second quarter. Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached schedule, was $225.7 million in the 2008 second quarter, an increase of $80.5 million, or 55 percent, from the 2007 second quarter.

For the 26-week year-to-date period, total sales increased 8.4 percent, including a 7.8 percent increase in same store sales. The gross profit rate increased 177 basis points to 28.9 percent and SG&A as a percentage of sales decreased 103 basis points to 23.9 percent. As a result, the Company reported net income of $33.6 million in the 2008 year-to-date period compared to a net loss of $35.2 million in the 2007 year-to-date combined Predecessor and Successor periods. EBITDA increased to $368.9 million in the 2008 period from $109.6 million in the 2007 period and Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached schedule, was $408.4 million in the 2008 period, an increase of $120.3 million, or 42 percent, over the 2007 period.

“We are encouraged by Dollar General’s strong financial performance during the second quarter and first half of 2008 in spite of the challenging economic environment,” said Rick Dreiling, Chief Executive Officer. “We achieved solid same store sales growth and gross margin expansion and were able to further leverage our SG&A spend, all of which resulted in continued improvement in our profitability. Our sales increases in the quarter offer further evidence that customers continue to trust and rely on Dollar General for the quality products they want at value prices. While we believe that we may be benefiting somewhat from current economic conditions, we are confident that our recently implemented operating priorities are accelerating our progress.”

Merchandise Inventories and Accounts Payable

As of August 1, 2008, total merchandise inventories, at cost, were $1.49 billion compared to $1.41 billion as of August 3, 2007, an increase of $84.8 million, or approximately six percent in total and four percent on an average per-store basis. Inventory levels were increased to support higher sales levels. In addition, the Company’s new merchandise planograms include a net increase in the number of merchandise items, primarily highly consumables, which are expected to contribute to increased future sales. Annual inventory turns increased to 5.0 times from 4.5 times in the year ago period. Accounts payable increased by $264.5 million from the year ago period, more than offsetting the increase in inventories.

Long-Term Obligations

As of August 1, 2008, outstanding long-term obligations, including the current portion, were $4.18 billion, including $2.30 billion outstanding under a senior secured term loan facility. There were no borrowings under the Company’s asset-based revolving credit facility. As of September 2, 2008, the Company had no outstanding borrowings under its asset-based revolving credit facility, with excess availability of $966.2 million, and $111.0 million of invested cash. As of August 1, 2008, the ratio of long-term obligations to Adjusted EBITDA, as calculated on the attached schedule, decreased to 5.2 times from 7.1 times since the closing of the Merger transaction in July 2007.

Cash Flow

For the 26-week period ended August 1, 2008, the Company generated $296.5 million of cash from operating activities versus $142.3 million in the corresponding 2007 combined Predecessor and Successor periods, resulting from the impact of the Company’s strong operating results and working capital changes.

Company Outlook

Based on current visibility and business trends, the Company remains committed to productive sales growth, expense management and gross margin expansion in 2008. In total, the Company plans to open approximately 200 new Dollar General stores and to relocate or remodel approximately 400 stores during the year. Year-to-date, the Company has opened 125 new stores, closed 11 stores and relocated or remodeled an additional 249 stores. Dollar General continues to expect capital expenditures for the year to be approximately $200 million to $220 million, primarily related to the opening of new stores as well as the remodel and relocation of existing stores and other special initiatives.

Basis of Accounting

The Company was acquired on July 6, 2007 through a merger accounted for as a reverse acquisition (the “Merger”). Although the Company continued as the same legal entity after the Merger, the accompanying financial statements are presented as Predecessor for periods preceding the Merger and as Successor for periods subsequent to the Merger. The Successor reflects the result of the Company applying purchase accounting and a new basis of accounting beginning on July 7, 2007, which affects the comparability of amounts before and after the Merger.

The attached tables include combined results, as indicated, which represent the mathematical combination of the Successor and Predecessor in each of the periods presented. For comparison purposes, the discussions of operations, cash flows, EBITDA and Adjusted EBITDA are generally based on the combined amounts. The Company believes this comparison provides a more meaningful understanding of the underlying business. The combined results have not been prepared as pro forma results and may not reflect the actual results the Company would have achieved absent the Merger and may not be indicative of future results of operations.

Non-GAAP Disclosure

Certain information provided in this press release or to be discussed during the conference call has not been derived in accordance with generally accepted accounting principles (“GAAP”), including EBITDA and Adjusted EBITDA. Reconciliations to net income of EBITDA and Adjusted EBITDA used in this press release are provided in the accompanying table.

EBITDA and Adjusted EBITDA are not measures of financial performance or condition, liquidity or profitability, and should not be considered as an alternative to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements and replacement of fixed assets. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of a material financial ratio in the Company’s credit facilities. Adjusted EBITDA is a material component of that ratio. Management from time to time uses EBITDA and Adjusted EBITDA, as well as other measures, as additional financial metrics to supplement net income and cash flow in its evaluation of the Company’s financial results. For more discussion regarding the financial ratio in the Company’s credit facilities, the reasons management believes these non-GAAP measures are useful to investors, and the limitations of these non-GAAP measures, please see the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2008.

Conference Call Information

The Company will hold a conference call on Wednesday, September 3, 2008 at 9:00 a.m. CDT/10:00 a.m. EDT, hosted by Rick Dreiling, Chief Executive Officer, and David Tehle, Chief Financial Officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, September 18, 2008, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 71635131.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Company Outlook” and the expectations regarding new merchandise items contained in the section entitled “Merchandise Inventories and Accounts Payable.” The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," “committed,” "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing from such forward-looking information include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2008, and other factors set forth in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with more than 8,300 neighborhood stores located in 35 states. Dollar General helps shoppers Save Time. Save Money. Every Day.® by offering quality private label and national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, and Fruit of the Loom. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (In thousands)

	August 1,	February 1,	August 3,
	2008	2008	2007
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$261,630	$100,209	$123,670
Short-term investments	2,597	19,611	29,906
Merchandise inventories	1,490,063	1,288,661	1,405,247
Income taxes receivable	12,829	32,501	37,629
Deferred income taxes	17,395	17,297	68,076
Prepaid expenses and other current assets	68,287	59,465	71,915
Total current assets	1,852,801	1,517,744	1,736,443

Property and equipment, at cost	1,474,869	1,389,563	1,339,355
Less: accumulated depreciation and amortization	208,147	115,318	12,325
Net property and equipment	1,266,722	1,274,245	1,327,030
Goodwill	4,344,930	4,344,930	4,323,605
Intangible assets, net	1,347,948	1,370,557	1,392,587
Other assets, net	97,389	148,955	184,527
Total assets	$8,909,790	$8,656,431	$8,964,192

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$2,999	$3,246	$7,201
Accounts payable	818,246	551,040	553,718
Accrued expenses and other	341,728	300,956	322,594
Income taxes payable	1,744	2,999	811
Total current liabilities	1,164,717	858,241	884,324
Long-term obligations	4,177,610	4,278,756	4,535,030
Deferred income taxes	483,867	486,725	551,761
Other liabilities	305,636	319,714	249,538
Total liabilities	6,131,830	5,943,436	6,220,653

Redeemable common stock	11,157	9,122	6,794

Shareholders' equity:
Preferred stock	-	-	-
Common stock	277,712	277,741	277,018
Additional paid-in capital	2,484,606	2,480,062	2,486,902
Retained earnings (accumulated deficit)	28,816	(4,818)	(27,175)
Accumulated other comprehensive loss	(24,331)	(49,112)	-
Total shareholders' equity	2,766,803	2,703,873	2,736,745
Total liabilities and shareholders' equity	$8,909,790	$8,656,431	$8,964,192

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations (Unaudited) (In thousands)

	Successor		Predecessor	Combined
	13 Weeks	July 7, 2007	May 5, 2007	13 Weeks
	Ended	through	through	Ended
	August 1, 2008	August 3, 2007 (a)	July 6, 2007	August 3, 2007

Net sales	$2,609,384	$699,078	$1,648,486	$2,347,564
% of net sales	100.00%			100.00%
Cost of goods sold	1,851,349	514,355	1,209,971	1,724,326
% of net sales	70.95%			73.45%
Gross profit	758,035	184,723	438,515	623,238
% of net sales	29.05%			26.55%
Selling, general and administrative	614,980	190,440	388,839	579,279
% of net sales	23.57%			24.68%
Transaction and related costs	-	308	95,791	96,099
% of net sales	-			4.09%
Operating profit (loss)	143,055	(6,025)	(46,115)	(52,140)
% of net sales	5.48%			(2.22)%
Interest income	(1,217)	(1,033)	(2,473)	(3,506)
Interest expense	99,434	36,520	4,132	40,652
Other (income) expense	292	(567)	-	(567)
Income (loss) before income taxes	44,546	(40,945)	(47,774)	(88,719)
Income tax expense (benefit)	16,828	(14,995)	(4,906)	(19,901)
Net income (loss)	$27,718	$(25,950)	$(42,868)	$(68,818)
% of net sales	1.06%			(2.93)%

	Successor		Predecessor	Combined
	26 Weeks	July 7, 2007	February 3, 2007	26 Weeks
	Ended	through	through	Ended
	August 1, 2008	August 3, 2007 (b)	July 6, 2007	August 3, 2007

Net sales	$5,012,882	$699,078	$3,923,753	$4,622,831
% of net sales	100.00%			100.00%
Cost of goods sold	3,561,770	514,355	2,852,178	3,366,533
% of net sales	71.05%			72.82%
Gross profit	1,451,112	184,723	1,071,575	1,256,298
% of net sales	28.95%			27.18%
Selling, general and administrative	1,197,186	190,440	960,930	1,151,370
% of net sales	23.88%			24.91%
Transaction and related costs	-	308	101,397	101,705
% of net sales	-			2.20%
Operating profit (loss)	253,926	(6,025)	9,248	3,223
% of net sales	5.07%			0.07%
Interest income	(2,174)	(1,033)	(5,046)	(6,079)
Interest expense	200,305	36,520	10,299	46,819
Other (income) expense	590	1,448	-	1,448
Income (loss) before income taxes	55,205	(42,960)	3,995	(38,965)
Income tax expense (benefit)	21,571	(15,785)	11,993	(3,792)
Net income (loss)	$33,634	$(27,175)	$(7,998)	$(35,173)
% of net sales	0.67%			(0.76)%

(a) Includes the results of operations of Buck Acquisition Corp. for the period from May 5, 2007 through July 6, 2007, prior to its merger with and into Dollar General Corporation (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through August 3, 2007.

(b) Includes the results of operations of Buck Acquisition Corp. for the period from March 6, 2007 (its formation) through July 6, 2007 prior to its merger with and into Dollar General Corporation (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through August 3, 2007.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Successor		Predecessor	Combined

	26 weeks ended	July 7, 2007 through	February 3, 2007 through	26 weeks ended
	August 1, 2008	August 3, 2007(a)	July 6, 2007	August 3, 2007
Cash flows from operating activities:
Net income (loss)	$33,634	$(27,175)	$(7,998)	$(35,173)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	122,023	25,575	83,917	109,492
Deferred income taxes	(18,208)	(14,378)	(20,874)	(35,252)
Noncash LIFO charge	16,037	-	-	-
Noncash share-based compensation	4,516	1,170	45,433	46,603
Tax benefit from stock option exercises	(475)	-	(3,927)	(3,927)
Noncash unrealized gain on interest rate swap	-	(4,739)	-	(4,739)
Change in operating assets and liabilities:
Merchandise inventories	(217,439)	(27,027)	16,424	(10,603)
Prepaid expenses and other current assets	(6,060)	(8,711)	(6,184)	(14,895)
Accounts payable	262,415	(28,439)	34,794	6,355
Accrued expenses and other liabilities	68,692	26,254	52,995	79,249
Income taxes	18,892	(2,188)	2,809	621
Other	12,497	15	4,557	4,572
Net cash provided by (used in) operating activities	296,524	(59,643)	201,946	142,303

Cash flows from investing activities:
Merger, net of cash acquired	-	(6,724,370)	-	(6,724,370)
Purchases of property and equipment	(80,100)	(11,400)	(56,153)	(67,553)
Purchases of short-term investments	(9,903)	-	(5,100)	(5,100)
Sales of short-term investments	58,950	1,000	9,505	10,505
Purchases of long-term investments	-	(4,662)	(15,754)	(20,416)
Proceeds from sale of property and equipment	683	162	620	782
Net cash used in investing activities	(30,370)	(6,739,270)	(66,882)	(6,806,152)

Cash flows from financing activities:
Issuance of common stock	-	2,765,443	-	2,765,443
Issuance of long-term obligations	-	4,176,817	-	4,176,817
Repayments of long-term obligations	(2,195)	(210,298)	(4,500)	(214,798)
Borrowings under revolving credit facilities	-	432,300	-	432,300
Repayments of borrowings under revolving credit facilities	(102,500)	(132,300)	-	(132,300)
Debt issuance costs	-	(109,379)	-	(109,379)
Payment of cash dividends	-	-	(15,710)	(15,710)
Proceeds from exercise of stock options	-	-	41,546	41,546
Repurchases of common stock	(513)	-	-	-
Tax benefit of stock options	475	-	3,927	3,927
Net cash provided by (used in) financing activities	(104,733)	6,922,583	25,263	6,947,846

Net increase in cash and cash equivalents	161,421	123,670	160,327	283,997
Cash balance at merger date	-	-	-	(349,615)
Cash and cash equivalents, beginning of period	100,209	-	189,288	189,288
Cash and cash equivalents, end of period	$261,630	$123,670	$349,615	$123,670

(a) Includes the results of operations of Buck Acquisition Corp. for the period from March 6, 2007 (its formation) through July 6, 2007, prior to its merger with and into Dollar General Corporation (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through August 3, 2007.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Selected Additional Information (Unaudited)

Sales by Category (in thousands)

	13 Weeks Ended
	August 1, 2008	August 3, 2007	% Change
Highly consumable	$1,796,015	$1,578,723	13.8%
Seasonal	384,520	365,557	5.2%
Home products	219,542	207,830	5.6%
Basic clothing	209,307	195,454	7.1%
Net sales	$2,609,384	$2,347,564	11.2%

	26 Weeks Ended
	August 1, 2008	August 3, 2007	% Change
Highly consumable	$3,476,910	$3,102,517	12.1%
Seasonal	706,646	702,006	0.7%
Home products	424,035	422,876	0.3%
Basic clothing	405,291	395,432	2.5%
Net sales	$5,012,882	$4,622,831	8.4%

New Store Activity

		26 Weeks Ended
		August 1, 2008	August 3, 2007

Beginning store count		8,194	8,229
New store openings		125	240
Store closings		(11)	(316)
Net new (closed) stores		114	(76)
Ending store count		8,308	8,153
Total selling square footage (000's)		58,302	56,978

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	13 Weeks Ended		26 Weeks Ended
		Combined		Combined
	August 1,	August 3,	August 1,	August 3,
(In millions)	2008	2007	2008	2007

Net income (loss)	$27.7	$(68.8)	$33.6	$(35.2)
Add (subtract):
Interest income	(1.2)	(3.5)	(2.2)	(6.1)
Interest expense	99.4	40.7	200.3	46.8
Depreciation and amortization	57.4	57.3	115.7	107.9
Income taxes	16.8	(19.9)	21.5	(3.8)
EBITDA	200.1	5.8	368.9	109.6

Adjustments:
Transaction and related costs	-	96.1	-	101.7
Loss on debt retirements, net	-	6.2	-	6.2
(Gain) loss on interest rate swaps	0.3	(6.8)	0.6	(4.7)
Contingent loss on distribution center leases	-	8.6	-	8.6
Impact of markdowns related to inventory clearance activities, including LCM adjustments, net of purchase accounting adjustments	-	9.0	1.3	5.1
SG&A related to store closing and inventory clearance activities	-	17.6	-	46.9
Operating losses (cash) of stores to be closed	-	4.1	-	9.4
Monitoring and consulting fees to affiliates	2.5	0.8	4.7	0.8
Stock option and restricted stock unit expense	2.2	3.8	4.5	3.8
Indirect merger-related costs	4.6	-	12.4	-
Other noncash charges (LIFO)	16.0	-	16.0	-
Other	-	-	-	0.7
Total Adjustments	25.6	139.4	39.5	178.5
Adjusted EBITDA	$225.7	$145.2	$408.4	$288.1

	52 Weeks Ended
		Combined	Combined
	August 1,	August 3,	February 1,	May 4,
(In millions)	2008	2007	2008	2007

Net income (loss)	$56.0	$9.6	$(12.8)	$123.9
Add (subtract):
Interest income	(4.9)	(9.2)	(8.8)	(7.1)
Interest expense	416.7	65.5	263.2	33.8
Depreciation and amortization	234.2	211.0	226.4	202.3
Income taxes	35.5	22.1	10.2	69.7
EBITDA	737.5	299.0	478.2	422.6

Adjustments:
Transaction and related costs	0.9	101.7	102.6	5.6
(Gain) loss on debt retirements, net	(5.0)	6.2	1.2	-
(Gain) loss on interest rate swaps	7.7	(4.7)	2.4	2.1
Contingent loss on distribution center leases	3.4	8.6	12.0	-
Impact of markdowns related to inventory clearance activities, including LCM adjustments, net of purchase accounting adjustments	(4.2)	160.0	(0.4)	153.9
SG&A related to store closing and inventory clearance activities	7.1	79.9	54.0	62.4
Operating losses (cash) of stores to be closed	1.1	18.3	10.5	17.2
Hurricane Katrina insurance proceeds	-	(7.9)	-	(7.0)
Monitoring and consulting fees to affiliates	8.7	0.8	4.8	-
Stock option and restricted stock unit expense	7.2	3.8	6.5	-
Indirect merger-related costs	17.0	-	4.6	-
Other noncash charges (LIFO)	22.1	-	6.1	-
Other	0.3	1.7	1.0	1.7
Total Adjustments	66.3	368.4	205.3	235.9
Adjusted EBITDA	$803.8	$667.4	$683.5	$658.5

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted SG&A Improvement
(Dollars in millions)

	Successor		Combined
	13 Weeks Ended August 1, 2008		13 Weeks Ended August 3, 2007		Basis Points
	$	% of Sales	$	% of Sales	Difference

Net sales	$2,609.4		$2,347.6

Selling, general and administrative	$615.0	23.57%	$579.3	24.68%	111
Less non comparable expenses:
Amortization of leasehold intangibles	$10.0	0.38%	$3.4	0.14%	(24)
Monitoring, consulting, recruiting and legal	7.1	0.27%	0.8	0.03%	(24)
Project Alpha store closings	-	-	17.7	0.75%	75
Contingent loss on distribution center leases	-	-	8.6	0.37%	37
Total Adjustments	$17.1		$30.5		64
Adjusted SG&A improvement (basis points)					47

	Successor		Combined		Basis
	26 Weeks Ended August 1, 2008		26 Weeks Ended August 3, 2007		Points
	$	% of Sales	$	% of Sales	Difference

Net sales	$5,012.9		$4,622.8

Selling, general and administrative	$1,197.2	23.88%	$1,151.4	24.91%	103
Less non comparable expenses:
Amortization of leasehold intangibles	$20.3	0.40%	$3.4	0.07%	(33)
Monitoring, consulting, recruiting and legal	10.0	0.20%	1.5	0.03%	(17)
Project Alpha store closings	-	-	47.3	1.02%	102
Contingent loss on distribution center leases	-	-	8.6	0.19%	19
Severance	7.1	0.14%	-	-	(14)
Total Adjustments	$37.4		$60.8		57
Adjusted SG&A improvement (basis points)					46

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures CALCULATION OF RATIO OF LONG-TERM OBLIGATIONS TO ADJUSTED EBITDA (Leverage Ratio)

	August 1, 2008		February 1, 2008		At Merger Date July 6 2007

(in millions)

Senior secured term-loan facility	$2,300.0		$2,300.0		$2,300.0
Senior secured asset-based revolving credit facility	-		102.5		432.3
10 5/8% Senior Notes due July 15, 2015, net of discount	1,153.9		1,152.9		1,151.8
11 7/8%/12 5/8% Senior Subordinated Notes due July 15, 2017	700.0		700.0		725.0
8 5/8% Notes due June 15, 2010	1.8		1.8		1.8
Financing and capital lease obligations	10.4		10.3		52.2
Tax increment financing due February 1, 2035	14.5		14.5		14.5
	$4,180.6		$4,282.0		$4,677.6

Adjusted EBITDA for the related 52 week period	$803.8		$683.5		$658.5	(a)

Total Debt / Adjusted EBITDA	5.2	x	6.3	x	7.1	x

(a) Calculation at Merger date is based on adjusted EBITDA for the 52 weeks ended May 4, 2007, the latest reported period prior to the Merger.

CONTACT:
Dollar General Corporation
Investor Contact:
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209